EXHIBIT 99.1

RESOLUTION OF

THE BOARD OF DIRECTORS

OF

ASPIRE INTERNATIONAL INC

The following is a true copy of the resolution duly adopted by the Board of Directors of this Corporation at a special meeting, notice to this meeting having been waived, at Unit 310, 18 Crown Steel Drive, Markham, Ontario this 14th day of February, 2011

The Board of Directors who were present for this meeting & took active part therein were:

BOK WONG
TO-HON LAM
ERIC WANG

The undersigned, being all of the current Directors of Aspire International, Inc., a Maryland corporation, do hereby consent to the adoption of, and do hereby adopt, the following resolution

Selling of Perfisans Networks Corporation

WHEREAS:

A.	The Company has entered into an acquisition agreement (the "Agreement") among Bok Wong and To Hon Lam (the "Purchaser"), Perfisans Networks Corporation (the "Perfisans") dated as of February 14, 2011.

B.	The Purchasers wish to acquire, and the Company is willing to sell all of the outstanding stock of the wholly owned subsidiary Perfisans Networks Corporation.

C.	That this transaction is clearly in the best interest of the Shareholders of Aspire International, whose shares shall have an immediate increased value.

RESOLVED THAT:

1.
In consideration of the payment to the Company of $10.00, the Company shall transfer to Mr. Bok Wong and Mr. To-Hon Lam all shares of the Company’s wholly owned subsidiary Perfisans Networks Corporation

2.	Any one director of the Company be authorized and directed to execute the purchase agreement on behalf of the board of directors.

3.
Any one director of the Company from time to time be and is hereby authorized, empowered and instructed for and on behalf of the Company to execute, sign and deliver all such other documents as may be necessary, desirable or useful for the aforesaid purposes, and to perform and do all such acts and things as the director may determine to be necessary or advisable for such purpose, which shall be valid and binding on the Company to the same extent and is specifically authorized hereby, including such deletions, amendments or additions therein or thereto as may be approved by such person executing the same on behalf of the Company, such approval to be conclusively evidenced by the director’s signature to the respective documents;

4.
These resolutions may be signed by the directors in as many counterparts as may be necessary, each of which so signed shall be deemed to be an original (and each signed copy sent by electronic facsimile transmission shall be deemed to be an original), and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution shall be deemed to bear the date as set forth above.

/s/ ERIC WANG	/s/ BOK WONG
ERIC WANG	BOK WONG

/s/ TO-HON LAM
TO-HON LAM